Exhibit 1

BRASIL TELECOM S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

CALL NOTICE

The Board of Directors of Brasil Telecom S.A. (“Company”) invites the shareholders to convene an Extraordinary General Shareholders’ Meeting to be held on July 29, 2011, 10:30 a.m., at the Company’s headquarters, located at Rua General Polidoro No. 99, 5th floor, Botafogo, in the City of Rio de Janeiro, State of Rio de Janeiro, in order to discuss the following Agenda:

1.	Approval of the general conditions of the issuance of unsecured simple debentures, not convertible into shares, in a single series, with restricted distribution efforts (CVM Instruction No. 476/09), guaranteed by the backing of its indirect controlling company Telemar Norte Leste S.A., in the aggregate amount of up to R$1,000,000,000.00 (one billion reais); and

2.	Delegation of powers to the Board of Directors of the Company to decide on certain conditions of the issuance, pursuant to Paragraph 1 of Article 59 of Law 6,4040/76, and authorization for the Board of the Company to take all measures and perform all acts necessary for the issuance of the debentures referred to in item 1.

GENERAL INFORMATION:

1.	The documentation relating to the Agenda is available at the Company’s headquarters, the Investor Relations page of the Company’s website (www.oi.com.br/ri) as well as the website of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (www.cvm.gov.br), pursuant to CVM Instruction No. 481/2009, for examination by the Shareholders.

2.	Shareholders wishing to be represented by an attorney-in-fact must forward their respective proxies, conferring special powers, and, in case of legal entities, a copy of the corporate acts and/or documents corroborating such proxy, in a sealed envelope, to the Company’s Corporate M&A Management, at Rua Humberto de Campos No. 425, 5th floor, Leblon, in the City of Rio de Janeiro, State of Rio de Janeiro, between 9:00 a.m. and 12:00 p.m. or between 2:00 p.m. and 6:00 p.m., until July 22, 2011. This measure is intended to expedite the process of registration of the shareholders present at the Meeting.

3.	Shareholders whose shares are registered with Stock Exchanges’ Fungible Custody of Registered Shares (Custódia Fungível de Ações Nominativas das Bolsas de Valores) and who wish to attend this Meeting must present a statement of share ownership, issued by their custodian, dated any date beginning on July 22, 2011.

Rio de Janeiro, July 13, 2011.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors